UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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Edge Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Edge Therapeutics, Inc.

200 Connell Drive, Suite 1600

Berkeley Heights, NJ 07922

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 21, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Edge Therapeutics, Inc., a Delaware corporation. The Annual Meeting will be held on Tuesday, June 21, 2016 at 9:00 a.m. local time at the headquarters of Edge Therapeutics, Inc. at 200 Connell Drive, Suite 1600, Berkeley Heights, NJ 07922 for the following purposes:

1. To elect the Board of Directors’ nominees, Kurt Conti, Liam Ratcliffe, M.D., Ph.D., and Robert Spiegel, M.D., to hold office until the 2019 Annual Meeting of Stockholders.

2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3. To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in this “Proxy Statement”.

The record date for the Annual Meeting was April 25, 2016 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting To Be Held on

Tuesday, June 21, 2016 at 9:00 a.m. local time

at the headquarters of Edge Therapeutics, Inc. at 200 Connell Drive, Suite 1600, Berkeley Heights, NJ 07922

The Proxy Statement and Annual Report to Stockholders
are available at www.envisionreports.com/EDGE

By Order of the Board of Directors
W. Bradford Middlekauff Senior Vice President, General Counsel and Secretary

Berkeley Heights, New Jersey
April 28, 2016

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

Edge Therapeutics, Inc.

200 Connell Drive, Suite 1600

Berkeley Heights, NJ 07922

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

June 21, 2016

ABOUT THE ANNUAL MEETING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Edge Therapeutics, Inc. (also referred to as “we,” “us,” “our”, “Edge,” and the “Company”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders, including any adjournments or postponements of the meeting (the “Annual Meeting”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or may request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 9, 2016 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Tuesday, June 21, 2016 at 9:00 a.m. local time at the headquarters of Edge Therapeutics, Inc. at 200 Connell Drive, Suite 1600, Berkeley Heights, NJ 07922. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 25, 2016 will be entitled to vote at the Annual Meeting. On this Record Date, there were 28,814,317 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If on the Record Date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

Proposal 1: Election of Kurt Conti, Liam Ratcliffe, M.D., Ph.D., and Robert Spiegel, M.D. to serve as Class A directors for a three-year term.

Proposal 2: Ratification of the selection by the Board of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For the proposal to elect Mr. Conti, Dr. Ratcliffe and Dr. Spiegel to the Board, you may either vote "For" or you may "Withhold" your vote, in each case, for all, some or none of the Board’s nominees. For the proposal to ratify the selection of KPMG LLP, you may vote "For" or "Against" or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet, or vote by proxy using a proxy card that you may request or that we may elect to deliver to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

• In Person:  To vote in person, come to the Annual Meeting. Ballots will be available.
• By Mail:  To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
• By Telephone:  To vote over the telephone, dial toll-free (800) 652-8683 using a touch-tone phone and follow the recorded instructions. Have your proxy available when you call. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 20, 2016 to be counted.
• Via the Internet:  To vote through the internet, go to www.envisionreports.com/EDGE and follow the on-screen instructions. Your internet vote must be received by 11:59 p.m., Eastern Time on June 20, 2016 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the Record Date.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

See "What are broker non-votes?" below.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, "For" the election of each of Mr. Conti, Dr. Ratcliffe and Dr. Spiegel as directors and "For" the ratification of the selection of KPMG LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the reasonable cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

• You may submit another properly completed proxy card with a later date.
• You may grant a subsequent proxy by telephone or through the internet.
• You may send a timely written notice that you are revoking your proxy to our Secretary at Edge Therapeutics, Inc. at 200 Connell Drive, Suite 1600, Berkeley Heights, NJ 07922.
• You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year's annual meeting?

Stockholder proposals, including a director nomination, to be considered for inclusion in the proxy statement for the 2017 annual meeting of stockholders must be received by us no later than January 10, 2017. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for the 2017 annual meeting of stockholders and proxy in accordance with regulations governing the solicitation of proxies.

Stockholders who wish to submit a proposal that is not intended to be included in our annual meeting proxy statement but to be presented for consideration at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by our bylaws to provide notice of such proposal or nomination no later than the close of business on April 22, 2017, but no earlier than the close of business on March 23, 2017, to be considered for a vote at next year's annual meeting.

Any proposal, nomination or notice must contain the information required by our bylaws and be delivered to our principal executive offices at Edge Therapeutics, Inc., c/o Corporate Secretary, 200 Connell Drive, Suite 1600, Berkeley Heights, NJ 07922.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect each of Mr. Conti, Dr. Ratcliffe and Dr. Spiegel, votes "For," "Withhold" and broker non-votes; and, with respect to the proposal to ratify the selection of KPMG LLP, votes "For" and "Against," abstentions and, if applicable, broker non-votes. Abstentions will have the same effect as an "Against" vote for the proposal to ratify the selection of KPMG LLP. Because a director nominee is elected by the affirmative vote of the holders of a plurality of the shares of common stock voted, abstentions will have no effect on the vote for the proposal to elect each of Mr. Conti, Dr. Ratcliffe and Dr. Spiegel. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are "broker non-votes"?

Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of NASDAQ, "non-routine" matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

• For the elections of Mr. Conti, Dr. Ratcliffe and Dr. Spiegel, a plurality of the votes cast will be required for election. Only votes "For" or "Withheld" will affect the outcome.

• To be approved, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, must receive "For" votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 28,814,317 shares outstanding and entitled to vote. Thus, the holders of 14,407,159 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who can help answer your questions?

If you have questions about the Annual Meeting or would like additional copies of this Proxy Statement, you should contact our Secretary, W. Bradford Middlekauff, at Edge Therapeutics, Inc., 200 Connell Drive, Suite 1600, Berkeley Heights, NJ 07922.

Annual Report

On written request, we will provide, without charge, a copy of our Annual Report on Form 10-K (including a list briefly describing the exhibits thereto), filed with the SEC, to any record holder or beneficial owner of our common stock on the Record Date or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of our Chief Financial Officer at the address set forth above.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2020; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

PROPOSAL 1

Election of Directors

Our Board is divided into three classes: Class A, Class B and Class C, with each class serving a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors that may serve on the Board, shall serve for the remainder of the full term of that class and until the director's successor is duly elected and qualified.

The Board presently has nine members. The term of Anders D. Hove, M.D., a current Class A director, expires at the Annual Meeting. In connection with the expiration of Dr. Hove’s current term at the Annual Meeting, the Board has nominated Dr. Ratcliffe to stand for election as a Class A director at the Annual Meeting.

The three nominees for director this year are Kurt Conti and Robert Spiegel, M.D. each of whom is a current director of Edge, and Liam Ratcliffe, M.D., Ph.D., who is not currently a director of Edge. If elected at the Annual Meeting, each of Mr. Conti, Dr. Ratcliffe and Dr. Spiegel would serve until the 2019 annual meeting and his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. No director or nominee for director is related to any other director or executive officer of Edge or nominee for director by blood, marriage, or adoption. Our directors are expected to attend our Annual Meeting, either in person or telephonically. Dr. Ratcliffe was nominated for election to the Board pursuant to an understanding with New Leaf Ventures III, L.P. (“New Leaf”) and Venrock Healthcare Capital Partners II, L.P. (“Venrock”) that Dr. Ratcliffe would be nominated to our Board at the first annual meeting of stockholders following our initial public offering in place of Dr. Hove. Other than the foregoing, there are no arrangements or understandings between any nominee and any other person pursuant to which each such the nominee was selected.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, each of Mr. Conti, Dr. Ratcliffe and Dr. Spiegel will be elected if he receives a plurality of the votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Mr. Conti, Dr. Ratcliffe and Dr. Spiegel. If Mr. Conti, Dr. Ratcliffe or Dr. Spiegel becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such person will instead be voted for the election of a substitute nominee proposed by our Board. Mr. Conti, Dr. Ratcliffe and Dr. Spiegel have each agreed to serve if elected. Our management has no reason to believe that either Mr. Conti, Dr. Ratcliffe or Dr. Spiegel will be unable to serve.

The following table provides information on the nominees for the position of director of Edge as of April 25, 2016 and for each director continuing in office after the Annual Meeting.

Name	Age	Director Since
Nominees for Director
(Class A – Term expiring at annual meeting of stockholders in 2019)
Kurt Conti	53	2010
Liam Ratcliffe, M.D., Ph.D.	52	-
Robert Spiegel, M.D.	67	2013

Directors Continuing in Office
(Class B – Term expiring at annual meeting of stockholders in 2017)
Isaac Blech	66	2013
James Loughlin	73	2011
R. Loch Macdonald, M.D., Ph.D.	54	2009
(Class C – Term expiring at annual meeting of stockholders in 2018)
Sol Barer, Ph.D.	69	2011
James I. Healy, M.D. Ph.D.	51	2015
Brian A. Leuthner	51	2009

CLASS A NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2019 ANNUAL MEETING

Kurt Conti

Mr. Conti has served on our board of directors since June 2010. Mr. Conti has been the CEO and President of the Conti Group since 1995. The Conti Group, originally founded in 1906, is a global developer and builder of capital asset projects. Under his guidance, The Conti Group has completed over $4 billion in projects in 14 countries in the infrastructure, energy, industrial, environmental and security markets. An honors graduate in Civil Engineering from Villanova University, Mr. Conti received the College of Engineering’s Alumni Award for Outstanding Leadership. He is a Harvard University Business School alumnus of the Owner/President Management Program, and a recipient of Ernst & Young’s prestigious Entrepreneur of the Year award.

Our board of directors believes Mr. Conti’s significant business experience in managing his own company and his service on various executive boards and advisory committees provides him with the qualifications and skills to serve as a director.

Liam Ratcliffe, M.D., Ph.D.

Dr. Ratcliffe is a Managing Director at New Leaf Venture Partners, and concentrates on biopharmaceutical investing. Dr. Ratcliffe joined New Leaf in September 2008. Dr. Ratcliffe was previously Senior Vice President and Development Head for Pfizer Neuroscience, as well as Worldwide Head of Clinical Research and Development. Additional positions during his 12 years at Pfizer included Vice President of Exploratory Development for the Mid West region (based in Ann Arbor, MI), and Head of Experimental Medicine at Pfizer’s Sandwich, UK Laboratories. Dr. Ratcliffe received his M.D. degree and Ph.D. degree in immunology from the University of Cape Town and his M.B.A. degree from the University of Michigan. He completed his internal medicine training and fellowship in Immunology at Groote Schuur Hospital and associated teaching hospitals in Cape Town, South Africa. Dr. Ratcliffe serves on several academic and industry advisory boards, as well as a director on the boards of the following biopharmaceutical companies: Afferent Pharmaceuticals, Arvinas, Inc., Calchan Ltd., Deciphera Pharmaceuticals, Karus Therapeutics and Unum Therapeutics.

Our board of directors believes that Dr. Ratcliffe’s experience in the biopharmaceutical industry and investing in life sciences companies, as well as his medical and scientific background, provide him with the qualifications and skills to serve as a director.

Robert Spiegel, M.D.

Dr. Spiegel has served on our board of directors since August 2013. He has been an Associate Professor at Weill Cornell Medical College since 2012 and is an Advisor at Warburg Pincus, LLC. He also serves as Chief Medical Officer of PTC Therapeutics, Inc. (NASDAQ: PTCT). Prior to joining our board of directors, Dr. Spiegel spent more than 25 years at Schering-Plough Corporation where he was involved in clinical development, prior to retiring in 2009 from his position as Chief Medical Officer and Senior Vice President of the Schering-Plough Research Institute. Dr. Spiegel serves as a member of the board of directors of Geron Corporation (NASDAQ: GERN), a biotechnology oncology company, where he also serves on the compensation committee, Sucampo Pharmaceuticals where he serves on the compensation and audit committees, and Avior Computing Corporation, a governance risk and compliance process technology company. He was previously a director of Talon Therapeutics, Inc. (formerly Hana Biosciences, Inc.), a biopharmaceutical oncology company, where he also served on the audit committee, and Clavis Pharma ASA, a pharmaceutical company based in Oslo, Norway. Dr. Spiegel holds a B.A. from Yale University and an M.D. from the University of Pennsylvania. Following a residency in internal medicine, he completed a fellowship in medical oncology at the National Cancer Institute and held academic positions at the National Cancer Institute and New York University Cancer Center.

Our board of directors believes that Dr. Spiegel’s extensive medical experience in biopharmaceutical product development, deep understanding of pharmaceutical research and development, and broad expertise in gaining regulatory approval for drug candidates provide him with the qualifications and skills to serve as a director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF ITS NOMINEES.

CLASS B DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Isaac Blech

Mr. Blech has served as Vice Chairman of our board of directors since January 2013. His current roles include Founder and Director of Cerecor, Inc. (NASDAQ: CERC), a CNS company, Director of ContraFect Corporation (NASDAQ: CFRX), an infectious disease company, Director of Medgenics, Inc. (NYSE: MDGN), a biotechnology company, and Vice Chairman of InspireMD (NYSE: NSPR), a stent company. He is Vice Chairman of Centrexion Corporation, a private company which is developing new modalities of pain control, Vice Chairman of Regenovation, Inc., a private company developing new ways to regenerate human tissue, Vice Chairman of X4 Pharmaceuticals, a private cancer immunology company, Vice Chairman of Sapience Therapeutics, a private oncology company and Vice Chairman of Aridis Pharmaceuticals, a private company with a product to treat pneumonia. He also serves as Vice Chairman of WaveGuide Corporation, a private company developing the world’s smallest NMR machine. He is also Vice Chairman of SpendSmart Networks, Inc., a private electronic rewards company and Vice Chairman of root9B Technologies, a private cyber security company. Over the past 35 years, Mr. Blech has founded and served on the board of companies which have produced major advances in a broad array of diseases, including the diagnosis of chlamydia, herpes, syphilis and HIV, and the treatment of cystic fibrosis, sexual dysfunction, multiple myeloma and brain cancer. The companies he established include Celgene Corporation, ICOS Corporation, Nova Pharmaceutical Corporation, Pathogenesis Corporation and Genetics Systems Corporation.

Our board of directors believes that Mr. Blech’s broad experiences as a founder, director and investor in numerous biotechnology companies provide him with the qualifications and skills to serve as a director.

James Loughlin

Mr. Loughlin has served on our board of directors since November of 2011. Since 2007, he has served on the board of Celgene Corporation (NASDAQ: CELG), where he is chairman of the audit committee and a member of the compensation committee. He is a member of the board and chair of the audit committee of InspireMD (NASDAQ: NSPR). Mr. Loughlin retired in 2003 after 40 years at KPMG LLP, a leading professional accounting and business consulting firm. As a partner at KPMG, he served for five years as a member of the board as well as National Director of the Pharmaceuticals Practice and as Chairman of the pension and investment committee of the KPMG Board from 1995 through 2001. Mr. Loughlin is a certified public accountant and received his B.S. degree in Accounting from St. Peter’s University in 1964.

Our board of directors believes Mr. Loughlin’s valuable experiences as national director of the pharmaceuticals practice at KPMG LLP, an extensive background in accounting and financial reporting, and prior service on the board of directors of other publicly-held biopharmaceutical companies, provide him with the qualifications and skills to serve as a director.

R. Loch Macdonald, M.D., Ph.D.

Dr. Macdonald, one of our co-founders, has served on our board of directors and as our Chief Scientific Officer since inception. Dr. Macdonald is a scientist, researcher and neurosurgeon and a recognized expert on brain hemorrhage, including Delayed Cerebral Ischemia (“DCI”). For the past 20 years, his research interest has focused on improving patient outcome after brain hemorrhage, with a specific focus on developing a cure for cerebral vasospasm and DCI. From 2007 to 2015, he served as Keenan Endowed Chair, Head, Division of Neurosurgery at St. Michael’s Hospital. He is currently Professor of Neurosurgery at the University of Toronto. Prior to St. Michael’s Hospital, he was Professor of Surgery and Radiation & Cellular Oncology at the University Of Chicago Medical Center. Dr. Macdonald holds an M.D. from the University of British Columbia and a Ph.D. in Experimental Surgery from the University of Alberta. He completed his Neurosurgery residency at the University of Toronto.

Our board of directors believes Dr. Macdonald’s experience in the field of neurosurgery, as well as his expertise in the area of brain hemorrhage, provide him with the qualifications and skills to serve as a director.

CLASS C DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

Sol Barer, Ph.D.

Dr. Barer has served on our board of directors since September 2011 and has been Chairman of our board of directors and compensation committee since January 2013. He is the Managing Partner of SJ Barer Consulting and was a Chairman and CEO of Celgene Corporation. Dr. Barer spent 24 years at Celgene as, among other positions, President, COO and CEO, as well as its Executive Chairman and Chairman before retiring in June 2011. Dr. Barer currently serves as Lead Independent Director of the Board of ContraFect Corporation (NASDAQ: CFRX), a biotechnology company; Chairman of the Board of Medgenics, Inc. (NYSE: MDGN), a genomic medicine company, and Chairman of the Board of InspireMD, Inc. (NASDAQ: NSPR), a medical device company. He also is on the Board of Directors of Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), Teva Pharmaceutical Industries Ltd. (NYSE: TEVA) and Amicus Therapeutics, Inc. (NASDAQ: FOLD). Dr. Barer holds a B.S. from Brooklyn College. He earned his Ph.D. in Organic Chemistry from Rutgers University.

Our board of directors believes Dr. Barer’s broad industry experience, as well as his significant experience on the boards of other public companies, provide him with the qualifications and skills to serve as a director.

James I. Healy, M.D., Ph.D.

Dr. Healy joined our board of directors in April 2015. Dr. Healy has been a General Partner of Sofinnova Ventures, a venture capital firm, since June 2000. Prior to June 2000, Dr. Healy held various positions at Sanderling Ventures, Bayer Healthcare Pharmaceuticals (as successor to Miles Laboratories) and ISTA Pharmaceuticals, Inc. Dr. Healy is currently on the board of directors of Ascendis Pharma A/S (NASDAQ: ASND), Auris Medical Holding AG (NASDAQ: EARS), Coherus BioSciences, Inc. (NASDAQ: CHRS), Amarin Corporation PLC (NASDAQ: AMRN), Natera, Inc. (NASDAQ: NTRA) and several private companies. Previously, he served as a board member of InterMune, Inc. (NASDAQ: ITMN), Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), Durata Therapeutics, Inc. (NASDAQ: DRTX), CoTherix, Inc. (NASDAQ: CTRX), KaloBios Pharmaceuticals, Inc. (NASDAQ: KBIO), Hyperion Therapeutics, Inc. (NASDAQ: HPTX) and several private companies. Dr. Healy holds an M.D. and a Ph.D. in Immunology from the Stanford School of Medicine and holds a B.A. in Molecular Biology and a B.A. in Scandinavian Studies from the University of California at Berkeley.

Our board of directors believes that Dr. Healy’s experience in the pharmaceutical industry and investing in life sciences companies, as well as his medical and scientific background, provide him with the qualifications and skills to serve as a director.

Brian A. Leuthner

Mr. Leuthner, one of our co-founders, has been our President and CEO since our inception in January 2009 and has also served on our board of directors since such time. He has more than 27 years of experience in the hospital acute care marketplace, with a specific expertise in critical care and neurocritical care. Prior to founding our company, Mr. Leuthner was the CEO of Fontus Pharmaceuticals, Inc. from 2007 to 2008, the Senior Head of Marketing for The Medicines Company (NASDAQ: MDCO) from 2005 to 2007 and the Director of Market Development for ESP Pharma, Inc. from 2003 to 2005. He also held marketing and sales positions of significant responsibility at Burroughs Wellcome and Company, Glaxo Wellcome plc and Johnson & Johnson (NYSE: JNJ). Mr. Leuthner received his B.S. and M.B.A. degrees from the University of North Carolina at Chapel Hill.

Our board of directors believes Mr. Leuthner’s perspective and experience as our President and CEO, as well as his depth of operating and senior management experience in our industry and educational background, provide him with the qualifications and abilities to serve as a director.

CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under the NASDAQ listing standards, a majority of the members of a listed company's board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

The Board has undertaken a review of the independence of our directors and has determined that all of our directors except Mr. Leuthner and Dr. Macdonald are independent within the meaning of Section 5605(a)(2) of the NASDAQ Stock Market listing rules and that Messrs. Conti and Loughlin and Dr. Healy meet the additional tests for independence for Audit Committee members imposed by Rule 10A-3 under the Exchange Act and Section 5605(c)(2)(A) of the NASDAQ Stock Market listing rules. Mr. Leuthner is not an independent director under these rules because he is our President and Chief Executive Officer, and Dr. Macdonald is not an independent director under these rules because he is our Chief Scientific Officer.

Board Leadership Structure

The Board has appointed Dr. Barer as Chairman of the Board and Mr. Blech as Vice Chairman of the Board. The Chairman has the authority, among other things, to preside over Board meetings, to set meeting agendas and to perform all other duties delegated to him from time to time by the Board. We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the best interests of our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board's key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to review and discuss with management and KPMG LLP, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Nominating and Corporate Governance Committee is responsible for developing our corporate governance principles, and periodically reviews these principles and their application. Our Compensation Committee reviews our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us.

Meetings of the Board of Directors

The Board met ten (10) times during the 2015 fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served held during 2015 or the portion thereof for which they were directors or committee members

Information Regarding Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership information as of December 31, 2015 for each of these standing Board committees. From time to time, our Board and committees also take action by written consent without a meeting. Each of our Board committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Name	Audit	Compensation	Nominating and Corporate Governance
Sol Barer, Ph.D.		X*	X
Isaac Blech		X	X*
Kurt Conti	X
James I. Healy, M.D., Ph.D. (2)	X
Anders D. Hove, M.D. (1)(2)		X
James Loughlin	X*
Robert Spiegel, M.D.			X

____________________

*	Committee Chairperson

(1)	The service of Dr. Hove on the Board and the Compensation Committee will end immediately following the Annual Meeting.
(2)	Joined the Board in April 2015.

Audit Committee

Our Audit Committee consists of Mr. Conti, Dr. Healy, and Mr. Loughlin, each of whom satisfies the independence requirements under NASDAQ Global Market listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our Audit Committee is Mr. Loughlin, whom our Board has determined to be an “audit committee financial expert” within the meaning of SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with Audit Committee requirements. In arriving at this determination, the Board has examined each Audit Committee member's scope of experience and the nature of their employment in the corporate finance sector. The Audit Committee held seven (7) meetings in 2015.

The primary purpose of our Audit Committee is to assist the Board in the oversight of the integrity of our accounting and financial reporting process, the audits of our financial statements, and our compliance with legal and regulatory requirements. The functions of our Audit Committee include, among other things:

•	hiring an independent registered public accounting firm to conduct the annual audit of our financial statements and monitoring its independence and performance;
•	reviewing and approving the planned scope of the annual audit and the results of the annual audit;
•	pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;
•	reviewing the significant accounting and reporting principles to understand their impact on our financial statements;
•	reviewing our internal financial, operating and accounting controls with management and our independent registered public accounting firm;
•	reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and our compliance with legal and regulatory requirements;
•	reviewing potential conflicts of interest under and violations of our Code of Conduct;
•	establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;
•	reviewing and approving related-party transactions;
•	primary responsibility for overseeing our risk management function; and
•	reviewing and evaluating, at least annually, our Audit Committee's charter.

With respect to reviewing and approving related-party transactions, our Audit Committee reviews related-party transactions for potential conflicts of interests or other improprieties. Under SEC rules, related-party transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership. Our Audit Committee could approve a related-party transaction if it determines that the transaction is in our best interests. Our directors are required to disclose to the committee or the full Board any potential conflict of interest or personal interest in a transaction that our board is considering. Our executive officers are required to disclose any potential conflict of interest or personal interest in a transaction to the Audit Committee. We also poll our directors and executive officers on an annual basis with respect to related-party transactions and their service as an officer or director of other entities. Any director involved in a related-party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, the transaction should be approved in advance and if not approved in advance, must be submitted for ratification as promptly as practical.

The Board has adopted a charter for the Audit Committee that complies with SEC and NASDAQ Stock Market listing rules. The charter is available on our website at www.edgetherapeutics.com.

Report of the Audit Committee of the Board of Directors

The Audit Committee assists the Board in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the Audit Committee's charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or the PCAOB, and to issue a report thereon.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2015 with management and with our independent registered public accounting firm. In addition, the Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 16, as amended, “Communication With Audit Committees” (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements, with KPMG LLP, our independent registered public accounting firm for the year ended December 31, 2015. The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (which relates to the independent registered public accounting firm's independence from us) and has discussed with KPMG LLP their independence from us. We have also considered whether the non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions referenced above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015.

The foregoing report has been furnished by the Audit Committee.

Mr. Kurt Conti Dr. James Healy Mr. James Loughlin

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by Edge (including any future filings) under the Securities Act or the Exchange Act of 1934, as amended, or the Exchange Act, except to the extent Edge specifically incorporates such report by reference therein.

Compensation Committee

Our Compensation Committee currently consists of Dr. Barer, Mr. Blech and Dr. Hove, each of whom our Board has determined to be independent under the NASDAQ listing standards, a "non-employee director" as defined in Rule 16b-3 promulgated under the Exchange Act, and an "outside director" as that term is defined in Section 162(m) of the Internal Revenue Code. Dr. Hove’s term on the Board expires at the Annual Meeting; accordingly, immediately following the Annual Meeting, Dr. Hove’s service on the Compensation Committee will end. The chairperson of our Compensation Committee is Dr. Barer. The Compensation Committee held eight (8) meetings in 2015.

The primary purpose of our Compensation Committee is to assist the Board in exercising its responsibilities relating to compensation of our executive officers and employees and to administer our equity compensation and other benefit plans. In carrying out these responsibilities, this committee reviews all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The functions of our Compensation Committee include, among other things:

•	designing and implementing competitive compensation policies to attract and retain key personnel;
•	reviewing and formulating policy and determining the compensation of our executive officers and employees;
•	reviewing and recommending to the Board the compensation of our directors;
•	administering our equity incentive plans and granting equity awards to our employees and directors under these plans;
•	if required from time to time, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full board its inclusion in our periodic reports to be filed with the SEC;
•	if required from time to time, preparing the report of the Compensation Committee to be included in our annual proxy statement;
•	engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and
•	reviewing and evaluating, at least annually, our Compensation Committee's charter.

The Board has adopted a charter for the Compensation Committee that complies with SEC and NASDAQ Stock Market listing rules. The charter is available on our website at www.edgetherapeutics.com.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or served during fiscal year 2015, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of the Board or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Barer, Mr. Blech, and Dr. Speigel, each of whom our Board has determined to be independent under the NASDAQ listing standards. The chairperson of our Nominating and Corporate Governance Committee is Mr. Blech. The Nominating and Corporate Governance Committee held one (1) meeting in 2015.

The primary purpose of our Nominating and Corporate Governance Committee is to assist the Board in promoting our best interests and the best interests of our stockholders through the implementation of sound corporate governance principles and practices. The functions of our Nominating and Corporate Governance Committee includes, among other things:

• identifying, reviewing and evaluating candidates to serve on our board;
• determining the minimum qualifications for service on our board;
• developing and recommending to our board an annual self-evaluation process for our board and overseeing the annual self-evaluation process;

• developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our board any changes to such principles; and
• periodically reviewing and evaluating our Nominating and Corporate Governance Committee's charter.

The Board has adopted a charter for the Nominating and Corporate Governance Committee that complies with SEC and NASDAQ Stock Market listing rules. The charter is available on our website at www.edgetherapeutics.com.

While the Nominating and Corporate Governance Committee does not have a formal diversity policy, the Nominating and Corporate Governance Committee recommends candidates based upon many factors, including the diversity of their business or professional experience, the diversity of their background and their array of talents and perspectives. We believe that the Nominating and Corporate Governance Committee's existing nominations process is designed to identify the best possible nominees for the Board, regardless of the nominee's gender, racial background, religion, or ethnicity. The Nominating and Corporate Governance Committee identifies candidates through a variety of means, including recommendations from members of the Board and suggestions from our management, including our executive officers. In addition, the Nominating and Corporate Governance Committee considers candidates recommended by third parties, including stockholders. The Nominating and Corporate Governance Committee gives the same consideration to candidates recommended by stockholders as those candidates recommended by members of our Board. Nominees should have a reputation for integrity, honesty and adherence to high ethical standards, should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives, should be willing and able to contribute positively to our decision-making process, should have a commitment to understand Edge and our industry and to regularly attend and participate in meetings of the Board and its committees, should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of Edge, which include stockholders, employees, customers, creditors and the general public, and to act in the interests of all stockholders, should not have, nor appear to have, a conflict of interest that would impair the nominee's ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director. Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on the Board should be considered.

The Nominating and Corporate Governance Committee considers director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Edge Therapeutics, Inc. at 200 Connell Drive, Suite 1600, Berkeley Heights, NJ 07922 no earlier than the close of business on March 23, 2017, and no later than the close of business on April 22, 2017. Submissions must be made in accordance with our bylaws and must include the full name and business address of the proposed nominee, a description of the proposed nominee's principal occupation or employment, the class and series and number of shares of our stock owned by such person, and a description of all arrangements or understandings between the stockholder and each nominee. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Please refer to Article II of our Second Amended and Restated Bylaws for a description of the formal process to recommend director candidates to the Nominating and Corporate Governance Committee.

Dr. Ratcliffe, the only director nominee who is not currently a member of our Board of Directors, was nominated for election to the Board pursuant to an understanding with New Leaf and Venrock that Dr. Ratcliffe would be nominated to our Board at the first annual meeting of stockholders following our initial public offering.

Stockholder Communications with the Board of Directors

We do not have a formal process related to stockholder communications with the Board. However, we strive to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. If you wish to send a communication to the Board, its Chair or the Chair of any committee, please send your communication to W. Bradford Middlekauff, our Secretary, at Edge Therapeutics, Inc. at 200 Connell Drive, Suite 1600, Berkeley Heights, NJ 07922, who will forward all appropriate communications as requested.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have adopted a Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.edgetherapeutics.com. The Nominating and Corporate Governance Committee is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers or directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Director Compensation

The Board has adopted a formal non-employee director compensation policy.

Each current Board member has been prepaid through September 30, 2016 a cash retainer in the amount of $40,000. Additional annual cash retainers have been prepaid through September 30, 2016 to (i) the chair of the Board in the amount of $25,000, (ii) the chair of the Audit Committee in the amount of $15,000, (iii) the chair of the Compensation Committee in the amount of $10,000, (iv) the chair of the Nominating and Corporate Governance Committee in the amount of $7,000, (v) each other member of the Audit Committee in the amount of $7,500, (vi) each other member of the Compensation Committee in the amount of $5,000 and (vii) each other member of the Nominating and Corporate Governance Committee in the amount of $3,500.

Commencing October 1, 2016, each non-employee director will receive an annual cash retainer in the amount of $35,000, payable in equal quarterly installments in arrears on the last day of the fiscal quarter in which such service occurred. Additional annual cash retainers will be paid on the same schedule to (i) the chair of the Board in the amount of $25,000, (ii) the chair of the Audit Committee in the amount of $15,000, (iii) the chair of the Compensation Committee in the amount of $12,000, (iv) the chair of the Nominating and Corporate Governance Committee in the amount of $8,000, (v) each other member of the Audit Committee in the amount of $8,000, (vi) each other member of the Compensation Committee in the amount of $7,000 and (vii) each other member of the Nominating and Corporate Governance Committee in the amount of $4,000.

In addition to the payment of annual cash retainers, the policy provides for grants of options to purchase shares of our common stock to non-employee directors pursuant to the terms and conditions of our 2014 Equity Incentive Plan (the “2014 Plan”). Each non-employee new director will be granted an option covering 30,000 shares of our common stock on the date of his or her initial election to the Board. These options will vest 1/3 on the one year anniversary of the grant date, 1/3 on the two year anniversary of the grant date and 1/3 on the three year anniversary of the grant date, in all cases subject to the non-employee director's continuing service on the Board. Each non-employee existing director, other than the Chairman of the Board, will be granted an option covering 15,000 shares of our common stock on the date of the Annual Meeting. These options will vest fully on the one year anniversary of the grant date, subject to the non-employee director's continuing service on the Board. The Chairman of the Board will be granted an option covering 30,000 shares of our common stock on the date of the Annual Meeting. These options will vest fully on the one year anniversary of the grant date, subject to the Chairman of the Board's continuing service on the Board.

The table below summarizes the compensation paid by Edge to each non-employee director for the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Sol Barer, Ph.D.	78,500	313,008	-	391,508
Isaac Blech	52,000	156,504	-	208,504
Kurt Conti	47,500	156,504	-	204,004
James I. Healy, M.D., Ph.D.	47,500	156,504	-	204,004
Anders D. Hove, M.D.	45,000	156,504	-	201,504
James Loughlin	55,000	156,504	-	211,504
Robert Spiegel, M.D.	43,500	156,504	-	200,004

____________________

(1)	The amounts shown in this column reflect the grant date fair value of option awards issued to Edge’s non-employee directors during 2015, calculated in accordance with the provisions of ASC Topic 718 and assumes no forfeiture rate. See the assumptions used in the Black-Scholes model in the notes to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 25, 2016. Biographical information for Mr. Leuthner, our President, Chief Executive Officer and Director, and Dr. Macdonald, our Chief Scientific Officer and Director, are included above with the director biographies. Biographies for our other executive officers are below.

Name	Age	Position
Brian A. Leuthner	51	President, Chief Executive Officer and Director
R. Loch Macdonald, M.D., Ph.D.	54	Chief Scientific Officer and Director
Andrew J. Einhorn	56	Chief Financial Officer
Herbert J. Faleck, D.O.	63	Chief Medical Officer
Albert N. Marchio, II	63	Chief Accounting and Operations Officer
W. Bradford Middlekauff	54	Senior Vice President, General Counsel and Secretary
Renu Vaish	49	Vice President, Global Regulatory Affairs
Alpaslan Yaman, Ph.D.	54	Vice President, Operations and Manufacturing

Andrew J. Einhorn

Mr. Einhorn has been our Chief Financial Officer since March 2014 and prior to that, served as our Executive Vice President, Corporate Development since May 2013. Mr. Einhorn has more than 13 years of experience in the pharmaceutical industry. Prior to joining us, Mr. Einhorn served as Chief Financial Officer at Myos Corporation (NASDAQ: MYOSD) from October 2012 to February 2013, was an independent consultant from March 2013 to May 2013 and from January 2012 to October 2012 and was a co-founder, Executive Vice President and Chief Financial Officer at Oceana Therapeutics, Inc. from May 2008 to January 2012. Previously, Mr. Einhorn was a co-founder and Chief Financial Officer of both Esprit Pharma, Inc., from June 2005 to October 2007, and ESP Pharma, Inc. from April 2003 to March 2005. From 1983 to 2003, Mr. Einhorn was an investment banker with Credit Lyonnais Securities, PNC Capital Markets, Chase Securities, Inc., Bankers Trust Company and the Chase Manhattan Bank. Mr. Einhorn was licensed as a Certified Public Accountant in the State of New Jersey and holds a B.S. in Finance and Accounting from The American University.

Herbert J. Faleck, D.O.

Dr. Faleck has been our Chief Medical Officer since August 2013. He is a pediatric neurologist trained at the Cleveland Clinic and has more than 25 years of extensive and successful experience in clinical research and development in the pharmaceutical and biotechnology industries. Prior to joining us, Dr. Faleck was with Celgene Corporation (NASDAQ: CELG) from 2000 to 2010. At Celgene, he served in several roles, most recently as the Chief Medical Officer for Celgene Cellular Therapeutics, where he led the clinical, medical and regulatory functions. He was also Celgene’s first Vice President of Clinical Research and Development. After leaving Celgene and prior to joining us in August 2013, Dr. Faleck was a freelance consultant. Previously, he held several positions at Novartis Pharmaceuticals Corporation. Dr. Faleck holds a D.O. from The University of Health Sciences College of Osteopathic Medicine.

Albert N. Marchio, II

Mr. Marchio has served as our Chief Accounting and Operations Officer since March 2014 and prior to that, served as our Chief Financial Officer from December 2011 through March 2014. Mr. Marchio has more than 20 years of experience in the pharmaceutical industry. Prior to joining as our Chief Financial Officer, Mr. Marchio was a Managing Operating Partner with Three Fields Capital, a multi-strategy healthcare focused investment firm and provided consulting services to life science companies through Rockabye Valley Consulting from January 2009 to May 2013. Previously, Mr. Marchio served as the Executive Vice President, Chief Financial Officer of Informed Medical Communications from February 2008 to October 2009, and as the Vice President, Treasurer of MedPointe Pharmaceuticals from 2006 to January 2008. He began his career in life sciences as the Vice President, Treasurer of Alpharma, Inc. from 1992 to 2005. Mr. Marchio holds a B.A. in Economics from Muhlenberg College, an M.B.A. in Professional Accounting from Rutgers Graduate School of Business and a Post-M.B.A. Certificate in Taxation from Bernard Baruch College of the City University of New York.

W. Bradford Middlekauff

Mr. Middlekauff has been our Senior Vice President, General Counsel and Secretary since October 2015. Mr. Middlekauff has more than 20 years of experience in the life science industry. Prior to joining Edge, Mr. Middlekauff served as Executive in Residence at Princeton University from October 2014 to October 2015. Previously, Mr. Middlekauff was Chief Legal Officer, General Counsel and Secretary at Kolltan Pharmaceuticals, Inc. from December 2008 to August 2013, where he also ran the business development function; Senior Vice President, General Counsel and Secretary of Medarex, Inc. from March 2000 to November 2007; and Senior Vice President, Strategic Planning of Medarex, Inc. from November 2007 to April 2008. Mr. Middlekauff was an associate with the law firm of Cooley Godward, LLP from September 1993 to June 1998, where he advised life science companies on a broad range of business and legal matters. Mr. Middlekauff has served as Chairman of the Biotechnology Industry Organization (BIO) General Counsels' Committee and Vice President of the Yale Law School Executive Committee and has spoken at numerous conferences on legal and business issues relating to biotechnology. Mr. Middlekauff received a bachelor’s degree from Brown University and a law degree from Yale Law School.

Renu Vaish

Ms. Vaish has been our Vice President of Global Regulatory Affairs and Quality Assurance since January 2015. Ms. Vaish brings nearly 20 years of pharmaceutical and biotechnology experience in regulatory affairs to Edge and has held multiple positions of increasing responsibility at Sanofi-Aventis, Centocor, Genzyme, Millennium Pharmaceuticals, Amgen and Celgene. Prior to joining Edge Therapeutics, from September 2007 to January 2015, Ms. Vaish was Executive Director, Global Regulatory Affairs at Celgene Pharmaceuticals, Inc. Ms. Vaish has a master’s degree in Regulatory Affairs and Health Policy from the Massachusetts College of Pharmacy and Allied Health Sciences and a bachelor’s degree in cell and molecular biology from Concordia University, Montreal, Canada.

Alpaslan Yaman, Ph.D.

Dr. Yaman has been our Vice President of Technical Operations and Manufacturing since February 2014. He has more than 30 years of biotech, pharmaceutical and medical device industry experience in sterile and non-sterile formulation development, process development and scale-up, validation, technology transfer and technical services, with specific experience in sterile microparticle process design and scale-up.  He has successfully developed over 45 products.  Prior to joining Edge, Dr. Yaman had been working as an independent consultant since 2009 and had worked as Principal Consultant & Co-founder of Quality by Design Auditing, Inc. from July 2009 to January 2013. Previously Dr. Yaman worked for Johnson & Johnson in Product Support/Technical Services from April 2005 to December 2008 and for Schering Plough as Director, Pharmaceutical Technology Transfer and Global Technical Services from July 2001 to March 2005. He has also performed similar roles at Purdue Pharma, Novartis and Hoffmann - La Roche.  Dr. Yaman holds a B.S. in Pharmacy and a B.A. in Biology and Chemistry from Drake University. He earned his Ph.D. in Pharmaceutics at the University of Missouri-Kansas City.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2014 and December 31, 2015 concerning compensation of our principal executive officer and our two most highly compensated executive officers, other than our principal executive officer, who were serving as executive officers as of December 31, 2015. We refer to these three executives as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Brian A. Leuthner	2015	376,250	268,643	2,226,319	-	-	2,871,212
President and Chief Executive Officer	2014	330,000	141,075	366,150	-	-	837,225
R. Loch Macdonald, M.D., Ph.D.	2015	311,250	166,674	2,067,071	-	-	2,544,995
Chief Scientific Officer	2014	275,000	78,375	337,243	-	-	690,618
Herbert J. Faleck, D.O.	2015	311,250	148,155	494,739	-	-	954,144
Chief Medical Officer	2014	280,000	79,800	784,959	-	-	1,144,759

____________________

(1)	Amounts shown in this column do not reflect actual compensation received by the named executive officers. The amounts reflect the grant date fair value of stock option awards and are calculated in accordance with the provisions of FASB Accounting Standards Codification Topic 718 Compensation—Stock Compensation ("ASC Topic 718"), and assume no forfeiture rate derived in the calculation of the grant date fair value of these awards. Assumptions used in the calculation of these awards are included in Note 7, "Stock-based Compensation" in the notes to Edge’s financial statements included in our most recent Annual Report on Form 10-K. The executive will only realize compensation to the extent the trading price of Edge’s common stock is greater than the exercise price of such stock options.

Narrative to Summary Compensation Table

Employment Agreements

We have entered into employment agreements with Mr. Leuthner, our President and Chief Executive Officer, Dr. Macdonald, our Chief Scientific Officer, and Dr. Faleck, our Chief Medical Officer. The material terms of such employment agreements are summarized below.

The term of employment for each executive under his employment agreement will continue until the executive’s employment with us terminates for any reason. Each employment agreement sets forth the executive’s annual base salary and target bonus opportunity, and the executive’s right to participate in our health insurance program and other benefit programs provided to our executives generally. Under his current employment agreement, Mr. Leuthner’s annual base salary and target bonus opportunity are $425,000 and 60% of his base salary, respectively. Under his current employment agreement, Dr. Macdonald’s annual base salary and target bonus opportunity are $375,000 and 45% of his base salary, respectively. Under his current employment agreement, Dr. Faleck’s annual base salary and target bonus opportunity are $345,000 and 40% of his base salary, respectively. Such base salaries and target bonus opportunities are subject to annual review and adjustment by the Board. Each executive’s bonus award will be made at the discretion of the Compensation Committee or the Board.

Each employment agreement also provides for additional payments and benefits to be made in connection with the executive’s termination of employment, as described below. In addition, each employment agreement provides that the executive is bound by our standard confidentiality and invention assignment agreement, which sets forth certain intellectual property rights between us and our employees. Dr. Macdonald’s confidentiality and invention assignment agreement includes additional provisions that require him to refrain from competing or interfering with our business and soliciting our customers, prospective customers and other business relationships while he is employed by us and for 12 months thereafter. Each executive’s employment agreement also provides that his equity and incentive compensation is subject to any clawback policy of our company in effect from time to time, or otherwise required by law or stock exchange.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2015.

Name	Number of Securities Underlying Options that are Exercisable	Number of Securities Underlying Options that are Unexercisable(1)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Brian A. Leuthner	116,500	69,890	2.04	10/11/2013	10/11/2023
	43,400	26,040	8.28	3/27/2014	3/27/2024
	-	526,278	6.36	3/11/2015	3/11/2025
R. Loch Macdonald, M.D., Ph.D.	62,821	37,684	2.04	10/11/2013	10/11/2023
	39,974	23,984	8.28	3/27/2014	3/27/2024
	-	116,951	6.36	3/11/2015	3/11/2025
	-	219,282	11.00	9/30/2015	9/30/2025
Herbert J. Faleck, D.O.	86,533	61,808	8.28	3/27/2014	3/27/2024
	-	116,951	6.36	3/11/2015	3/11/2025

____________________

(1)	Options vest with respect to one-fourth of the underlying shares on the first anniversary of the grant date and in equal installments of 1/48 of the underlying shares thereafter for the subsequent 36 months.

Potential Payments Upon a Termination or Change in Control

Under the terms of their respective employment agreements, Mr. Leuthner, Dr. Macdonald, and Dr. Faleck are entitled to payments and benefits in connection with the termination of their employment with us under specified circumstances.

The employment agreements for our executives state that if an executive resigns without good reason, is terminated for cause or, with respect to all of the executives other than Mr. Leuthner, is terminated due to death or disability, the executive is only entitled to receive salary and benefits that were accrued but remain unpaid through the date of termination.

The employment agreements provide severance benefits to be paid to an executive, subject to the effectiveness of a general release of claims, if the executive terminates his employment for good reason or if we terminate the executive’s employment without cause. Mr. Leuthner’s employment agreement entitles him to severance benefits upon a termination due to death or disability as if such termination was without cause. The continued provision of severance benefits is conditioned on each executive’s compliance with his release and the terms of our confidentiality and invention and assignment agreement such that if an executive does not comply with such agreements, severance payments to the executive will cease and previously paid severance benefits must be repaid. The terms “cause” and “good reason” have the meanings set forth in each executive’s employment agreement with us.

Under Mr. Leuthner’s agreement, upon a termination of Mr. Leuthner’s employment by Mr. Leuthner for good reason or by us without cause, in either case, not in connection with a change in control, Mr. Leuthner is entitled to receive payments for 18 months in an amount equal to his base salary to be paid in accordance with our normal payroll practices, plus 18 months of COBRA premium reimbursements. Under the employment agreements of Drs. Macdonald and Faleck, if the executive terminates his employment for good reason or we terminate the executive’s employment without cause, and such termination was not in connection with a change in control, such executives are entitled to receive 12 months of continued base salary, to be paid in accordance with our normal payroll practices, plus 12 months of COBRA premium reimbursement.

The employment agreements for our executives provide enhanced severance payments upon certain employment terminations that occur in connection with a change in control. Mr. Leuthner’s employment agreement provides that if Mr. Leuthner terminates his employment for good reason within 12 months following a change in control or if we terminate Mr. Leuthner’s employment other than for cause (i) within the 60-day period prior to a change in control or (ii) within the 12-month period following a change in control, then Mr. Leuthner would be entitled to receive the same severance benefits as provided above, plus a payment equal to 1.5 times his target bonus opportunity and accelerated vesting of all unvested equity awards (with performance-based awards to vest at not less than target).

The employment agreements for Drs. Macdonald and Faleck provide that if they terminate their employment for good reason within 12 months following a change in control or if we terminate the executive’s employment other than for cause (i) within the 60-day period prior to a change in control or (ii) within the 12-month period following a change in control, then, in each case, Drs. Macdonald and Faleck would be entitled to receive the same severance benefits as if such termination was not in connection with a change in control. In addition, each executive would be entitled to accelerated vesting of all unvested equity awards (with performance-based awards to vest at not less than target).

Each executive’s employment agreement also provides for full vesting of all outstanding and unvested equity awards upon a change in control (with performance-based awards to vest at not less than target).

The following table sets forth potential payments payable to our named executive officers upon a termination of employment without cause or resignation for good reason or termination of employment without cause or resignation for good reason in connection with a change in control. The table below reflects amounts payable to our named executive officers assuming their employment was terminated on December 31, 2015 and, if applicable, a change in control also occurred on such date:

	Upon Termination Without Cause or Resignation for Good Reason—No Change in Control
Name	Cash Payment ($)	Accelerated Stock Vesting	Accelerated Options Vesting	Other ($)	Total ($)
Brian A. Leuthner	637,500	-	-	31,644	669,144
R. Loch Macdonald, M.D., Ph.D.	375,000	-	-	23,868	398,868
Herbert J. Faleck, D.O.	345,000	-	-	8,712	353,712

	Upon Termination Without Cause or Resignation for Good Reason—With Change in Control
Name	Cash Payment ($)	Accelerated Stock Vesting	Accelerated Options Vesting ($)(1)	Other ($)	Total ($)
Brian A. Leuthner	1,020,000	-	2,039,599	31,644	3,091,243
R. Loch Macdonald, M.D., Ph.D.	375,000	-	2,060,074	23,868	2,458,942
Herbert J. Faleck, D.O.	345,000	-	701,600	8,712	1,055,312

____________________

(1)	Assumes all outstanding options vest upon termination.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of April 25, 2016 by: (i) each director and nominee for director; (ii) each named executive officer; (iii) all of our executive officers and directors as a group; and (iv) all stockholders known us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent (%) of Total
5%+ Beneficial Stockholders
Sofinova Venture Partners IX, L.P. (1)	2,874,639	9.98
Entities affiliated with New Leaf Ventures III, L.P. (2)	2,344,868	8.14
Franklin Advisors, Inc. (3)	2,294,566	7.96
Entities affiliated with Venrock (4)	2,090,510	7.26
Janus Global Life Sciences Fund (5)	1,618,581	5.62
Non-Employee Directors
Sol Barer, Ph.D. (6)	1,198,942	4.16
Isaac Blech (7)	675,828	2.35
Kurt Conti (8)	1,215,819	4.22
James Healy, M.D., Ph.D. (9)	2,874,639	9.98
Anders Hove, M.D. (10)	2,090,510	7.26
James Loughlin (11)	77,809	*
Liam Ratcliffe, M.D., Ph.D. (12)	2,344,868	8.14
Robert Spiegel, M.D. (13)	90,254	*
Named Executive Officers
Brian Leuthner (14)	907,297	3.15
R. Loch Macdonald, M.D., Ph.D. (15)	730,502	2.54
Herbert Faleck, D.O. (16)	142,123	*

All executive officers and directors as a group (16 persons)	12,760,963	44.29

____________________

*	Less than one percent.

The foregoing table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC, which information may not be accurate as of April 25, 2016. Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Edge Therapeutics, Inc. at 200 Connell Drive, Suite 1600, Berkeley Heights, NJ 07922. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table above have sole voting and investment power with respect to all shares of common stock that they beneficially own. Applicable percentages are based on 28,814,317 shares outstanding on April 25, 2016, adjusted as required by rules promulgated by the SEC.

(1)	Includes 2,852,711 of shares held directly by Sofinnova Venture Partners IX, L.P. (“SVP IX”) and 21,928 shares of common stock subject to outstanding options held by D. James Healy that are currently exercisable with 60 days of April 25, 2016. Dr. James Healy, a member of our board of directors, together with Dr. Michael F. Powell and Dr. Anand Mehra, are the managing members of Sofinnova Management IX, L.L.C., the general partner of SVP IX, and as such, may be deemed to share voting and investment power with respect to such shares. Dr. Healy disclaims beneficial ownership with regard to such shares and other shares as described in this section, except to the extent of his proportionate pecuniary interest therein. The mailing address of SVP IX is c/o Sofinnova Ventures, Inc., 3000 Sand Hill Road, Bldg. 4, Suite 250, Menlo Park, CA 94025.

(2)	New Leaf Venture Associates III, L.P. (“NLVA-III LP”) is the general partner of NLV-III and New Leaf Growth Associates I, L.P. (“NLGA-I LP”) is the general partner of New Leaf Growth Fund I, L.P. (“NLGF-I”). New Leaf Venture Management III, L.L.C. (“NLVM-III LLC”) is the General Partner of both NLVA-III LP and NLGA-I LP. Philippe O. Chambon, Jeani Delagardelle, Ronald M. Hunt, Vijay K. Lathi, and Liam Ratcliffe are individual members of NLVM-III LLC (the “Individual Members”). NLVA-III LP, NLGA-I LP and NLVM-III LLC disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein. As one of five individual members, each of the Individual Members disclaims beneficial ownership over the shares, and in all events disclaims pecuniary interest except to the extent of his or her economic interest. The mailing address of the beneficial owner is Times Square Tower, 7 Times Square, Suite 3502, New York, NY 10036.

(3)	The Funds are managed by Franklin Advisers, Inc. (“FAV”), an indirect wholly-owned subsidiary of a publicly traded company, Franklin Resources, Inc. (“FRI”). FAV is the beneficial owner of these shares for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to the Funds. When an investment management contract delegates to FAV investment discretion or voting power over the securities held in the investment advisory account that is subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. Evan McCulloch is the natural person who makes voting and investment decisions with respect to the shares beneficially owned by the Funds. The mailing address of FAV is One Franklin Parkway, San Mateo, CA, 94403.

(4)	Includes 2,068,582 shares of common stock owned of record by Venrock Healthcare Capital Partners II, L.P., and 21,928 shares of common stock subject to outstanding options held by Dr. Anders D. Hove that are currently exercisable with 60 days of April 25, 2016. Dr. Anders Hove, a member of our board of directors, is a member of the General Partner of the Limited Partnership and a member of the Manager of the Limited Liability Company that directly hold such shares, and as such, may be deemed to share voting and investment power with respect to such shares. Dr. Hove, the Limited Partnership and the Limited Liability Company disclaim beneficial ownership with regard to such shares and other shares as described in this section, except to the extent of their proportionate pecuniary interest in Venrock. The mailing address of the beneficial owner is 3340 Hillview Ave., Palo Alto, CA 94304.

(5)

Janus Capital Management, LLC (“JCM”) acts as the investment adviser to the Janus Global Life Sciences Fund (“Janus Fund”) and has discretionary investment authority over the Janus Fund, including the power to dispose, or to direct the disposition of securities. JCM may be deemed to beneficially own the securities held by the Janus Fund. JCM disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. Andrew Acker and Ethan Lovell, portfolio managers for the Janus Fund, may be deemed to have discretionary investment authority with respect to the shares of the Janus Fund. The mailing address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(6)	Includes 645,545 shares of common stock owned of record by Meryl Barer, Dr. Barer’s wife, all of which he may be deemed to have beneficial ownership of, and shares of common stock for Dr. Barer subject to stock options that are currently exercisable with 60 days of April 25, 2016.

(7)	Represents shares of our common stock that are subject to outstanding options held by Mr. Blech that are currently exercisable with 60 days of April 25, 2016.

(8)	Includes 789,420 shares of common stock held by Oakwood Capital, LLC over which Mr. Conti has sole voting and dispositive power, shares of common stock subject to outstanding options held by Mr. Conti that are currently exercisable with 60 days of April 25, 2016, 29,238 shares of common stock held by the Austin Conti Trust, 14,619 shares of common stock held by the Brooke Conti Trust and 14,619 shares of common stock held by the Hunter Conti Trust, with respect to each of which Mr. Conti has voting and dispositive power in his capacity as trustee.

(9)	Includes 2,852,711 of shares held directly by Sofinnova Venture Partners IX, L.P. (“SVP IX”) and 21,928 shares of common subject to outstanding options held by D. James Healy that are currently exercisable with 60 days of April 25, 2016. Dr. James Healy, a member of our board of directors, together with Dr. Michael F. Powell and Dr. Anand Mehra, are the managing members of Sofinnova Management IX, L.L.C., the general partner of SVP IX, and as such, may be deemed to share voting and investment power with respect to such shares. Dr. Healy disclaims beneficial ownership with regard to such shares and other shares as described in this section, except to the extent of his proportionate pecuniary interest therein. The mailing address of SVP IX is c/o Sofinnova Ventures, Inc., 3000 Sand Hill Road, Bldg. 4, Suite 250, Menlo Park, CA 94025.

(10)	Includes 2,068,582 shares of common stock owned of record by Venrock Healthcare Capital Partners II, L.P., and 21,928 shares of common stock subject to outstanding options held by Dr. Anders D. Hove that are currently exercisable with 60 days of April 25, 2016. Dr. Anders Hove, a member of our board of directors, is a member of the General Partner of the Limited Partnership and a member of the Manager of the Limited Liability Company that directly hold such shares, and as such, may be deemed to share voting and investment power with respect to such shares. Dr. Hove, the Limited Partnership and the Limited Liability Company disclaim beneficial ownership with regard to such shares and other shares as described in this section, except to the extent of their proportionate pecuniary interest in Venrock. The mailing address of the beneficial owner is 3340 Hillview Ave., Palo Alto, CA 94304.

(11)	Includes 58,184 shares of common stock subject to outstanding options that are exercisable within 60 days of April 25, 2016.

(12)	New Leaf Venture Associates III, L.P. (“NLVA-III LP”) is the general partner of NLV-III and New Leaf Growth Associates I, L.P. (“NLGA-I LP”) is the general partner of New Leaf Growth Fund I, L.P. (“NLGF-I”). New Leaf Venture Management III, L.L.C. (“NLVM-III LLC”) is the General Partner of both NLVA-III LP and NLGA-I LP. Philippe O. Chambon, Jeani Delagardelle, Ronald M. Hunt, Vijay K. Lathi, and Liam Ratcliffe are individual members of NLVM-III LLC (the “Individual Members”). NLVA-III LP, NLGA-I LP and NLVM-III LLC disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein. As one of five individual members, each of the Individual Members disclaims beneficial ownership over the shares, and in all events disclaims pecuniary interest except to the extent of his or her economic interest. The mailing address of the beneficial owner is Times Square Tower, 7 Times Square, Suite 3502, New York, NY 10036.

(13)	Includes 51,593 shares of common stock subject to outstanding options held by Mr. Loughlin that are exercisable within 60 days of April 25, 2016.

(14)	Includes 275,479 shares of common stock owned of record by Cristina Leuthner, Mr. Leuthner’s wife, all of which he may be deemed to have beneficial ownership of, 275,479 shares of common stock owned by Mr. Leuthner and 356,339 shares of common stock subject to outstanding options held by Mr. Leuthner that are currently exercisable with 60 days of April 25, 2016.

(15)	Includes 159,900 shares of common stock subject to outstanding options held by Dr. Macdonald that are currently exercisable with 60 days of April 25, 2016.

(16)	Includes 141,623 shares of common stock subject to outstanding options held by Dr. Faleck that are exercisable within 60 days of April 25, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on our records and other information, we believe that each of our executive officers, directors and certain beneficial owners of Edge's common stock complied with all Section 16(a) filing requirements applicable to them during 2015 on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2015

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,222,267	5.00	77,034
Equity compensation plans not approved by security holders	80,000	14.92	-
Total	4,302,267	5.19	77,034

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2015 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock had or will have a direct or indirect material interest.

Our Audit Committee is charged with the responsibility of reviewing and approving all related person transactions (as defined in SEC regulations), and periodically reassessing any related person transaction entered into by Edge to ensure continued appropriateness. This responsibility is set forth in our Audit Committee charter. A related party transaction will only be approved if the members of the Audit Committee determine that the transaction is in the best interests of Edge. If a director is involved in the transaction, he or she will recuse himself or herself from all decisions regarding the transaction. In addition, the Audit Committee will review these transactions under our Code of Conduct, which governs conflicts of interests, among other matters, and is applicable to our employees, officers and directors.

Private Placements of Securities

Series C-2 Preferred Stock Financing

On April 6, 2015, we issued 12,043,006 shares of Series C-2 Preferred Stock, par value $0.00033 per share, or Series C-2, at a price of $4.65 per share to a group of investors, including Venrock, Sofinnova Venture Partners IX, L.P. (“Sofinnova”), New Leaf, Janus Global Life Sciences Fund, and Franklin Templeton, along with certain other of our directors, executive officers and/or holders of more than 5% of our capital stock or entities affiliated with them.

The shares of Series C-2 automatically converted to common stock immediately prior to the closing of our initial public offering on October 6, 2015 (the “IPO”). The participants in the Series C-2 financing included the following directors, executive officers and/or holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of shares issued to these related parties in the Series C-2 financings:

Participants	Shares of Series C-2 Convertible Preferred Stock	Series C-2 Convertible Preferred Stock Aggregate Purchase Price
Sofinnova Venture Partners IX, L.P.(1)	2,473,118	$11,499,998
Entities affiliated with Venrock Healthcare Capital Partners II, L.P.(2)	2,150,538	$10,000,000
Janus Global Life Sciences Fund	2,150,537	$10,000,000
Entities affiliated with New Leaf(3)	1,720,430	$8,000,000
Entities affiliated with Franklin Templeton	1,720,430	$8,000,000
Sol Barer, Ph.D.	144,086	$670,000
Andrew Einhorn	29,032	$135,000
James Loughlin	16,774	$80,000
Robert Spiegel, M.D.	14,409	$67,000
Brian A. Leuthner	3,656	$17,000

____________________

(1)	Dr. James Healy, a member of our board of directors, is a managing member of the general partner of the limited partnership that directly held such shares.
(2)	Dr. Anders Hove, a member of our board of directors, is the managing member of the general partner of both the limited partnership and limited liability company that directly held such shares.
(3)	Dr. Liam Ratcliffe, one of the nominees to our board of directors, is one of the five members of New Leaf Venture Management III, L.L.C. (“NLV Management”). NLV Management is the general partner of the general partner of New Leaf Ventures III, L.P. (“NLV Ventures”) and the general partner of the general partner of New Leaf Growth Fund I, L.P. (“NLV Growth”), and in that capacity, is responsible for the investment decisions of both NLV Ventures and NLV Growth. NLV Ventures and NLV Growth held such shares.

Participation in the IPO

Certain of our pre-IPO stockholders, executive officers and directors purchased an aggregate of approximately 2,051,850 shares of our common stock in the IPO at a price of $11.00 per share, or approximately $22.6 million in the aggregate.

Purchaser	Initial Public Offering Shares
Entities affiliated with New Leaf	1,050,000
Sofinnova Venture Partners IX, L.P.	450,000
Entities affiliated with Venrock	450,000
James J. Loughlin	7,000
Robert J. Spiegel, M.D.	3,000
Sol Barer, Ph.D.	45,000
Albert N. Marchio, II	1,000
Andrew J. Einhorn	45,000
Herbert J. Faleck, D.O.	500
Renu Vaish	350

Stockholder Agreements

In connection with the Series C-2 financing in April 2015, we entered into an Investors’ Rights Agreement (“the Investors’ Rights Agreement”), a Right of First Refusal and Co-Sale Agreement (the “ROFR Agreement”) and a Voting Agreement (the “Voting Agreement”) with the purchasers of our Series C-2 and certain other of our holders of common and preferred stock.

The Investor Rights Agreement, the Voting Agreement and the ROFR Agreement, among other things, imposed certain affirmative and negative covenants upon us, including the obligation to deliver financial statements and budgets to holders of the Series C-2, and addressed matters relating to the election of directors, observer rights, transfers of the Series C-2, registration rights and certain pre-emptive and co-sale rights of holders of the Series C-2, and the requirement of the holders of the Series C-2 to enter into a 180-day lockup period following the IPO.

Substantially all of the provisions in the Investors’ Rights Agreement, the ROFR Agreement and the Voting Agreement, other than certain registration rights and the lock-up period, terminated automatically upon completion of the IPO.

Management Rights Letters

In connection with the Series C-2 financing in April 2015, we entered into management rights letters with certain of our stockholders, including Venrock, Sofinnova and New Leaf. The management rights letters granted certain management and information rights in the event that such stockholders was not represented on our board of directors, as well as certain inspection rights. The management rights letters terminated automatically upon completion of the IPO.

Indemnification Agreements

We have entered into indemnification agreements with certain of our directors. Under these agreements, we have agreed to indemnify these persons against any and all expenses incurred by them resulting from their status as one of our directors or executive officers to the fullest extent permitted by Delaware law, our certificate of incorporation and our bylaws, except in limited circumstances. In addition, these indemnification agreements provide that, to the fullest extent permitted by Delaware law, we will pay for all expenses incurred by such persons in connection with a legal proceeding arising out of their service to us.

Executive Officer and Director Compensation

See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.

Employment Agreements

We have entered into employment agreements with our named executive officers. For more information regarding our agreements with our named executive officers for the fiscal year ended December 31, 2015, see “Executive Compensation.”

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2015 and 2014 by KPMG LLP, our independent registered public accounting firm.

	Fiscal Year Ended 2015	Fiscal Year Ended 2014
Audit Fees	$142,000	133,000
Audit-related Fees (1)	544,000	225,000
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$686,000	358,000

____________________

(1)	Audit-related fees for the fiscal year ended December 31, 2015 include $544,000 of fees incurred in connection with our initial public offering.

Audit fees: Audit fees consist of fees associated with the annual audit of our financial statements, the reviews of our interim financial statements, and all services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

Audit-related fees: Audit-related fees consist of fees incurred in connection with our initial public offering and the issuance of consent and comfort letters in connection with registration statement filings with the SEC.

Tax fees: Tax fees consist of fees for tax services, including tax compliance, and related expenses.

All KPMG LLP services and fees in the fiscal years ended December 31, 2015 and December 31, 2014 were pre-approved by the Audit Committee or its properly delegated authority.

Pre-approval Policies and Procedures

The Audit Committee pre-approves audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The Audit Committee pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

If KPMG LLP renders services other than audit services to us, the Audit Committee will determine whether the rendering of these services is compatible with maintaining KPMG LLP’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Edge stockholders will be "householding" our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Investor Relations, Edge Therapeutics, Inc. at 200 Connell Drive, Suite 1600, Berkeley Heights, NJ 07922. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
W. Bradford Middlekauff Senior Vice President, General Counsel and Secretary
April 28, 2016

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 is available without charge upon written request to: Secretary, Edge Therapeutics, Inc. at 200 Connell Drive, Suite 1600, Berkeley Heights, NJ 07922.

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Edge Therapeutics, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on June 20, 2016.

Vote by Internet

- Go to **www.envisionreports.com/EDGE**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Kurt Conti	☐	☐	02 - Liam Ratcliffe, MD, PhD	☐	☐	03 - Robert Spiegel, MD	☐	☐

	For	Against	Abstain
2. Proposal to ratify the selection of KPMG LLP as our independent public accounting firm for 2016.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

3 1 D V

02CT0C

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of
Edge Therapeutics, Inc. Stockholders
Tuesday, June 21, 2016 9:00 AM Local Time
200 Connell Drive, Suite 1600
Berkeley Heights, NJ 07922

Upon arrival, please present this admission ticket and photo identification at the registration desk.

The Board of Directors has fixed April 25, 2016 as the record date for the determination of stockholders entitled to receive notice of and to attend, speak, and vote at the Annual Meeting. Only stockholders of record at the close of business on April 25, 2016 will be entitled to receive notice of and to attend, speak, and vote at the Annual Meeting or any adjournment, postponement or continuation thereof. Your attention is directed to the Proxy Statement for more complete information regarding the matters to be acted upon at the Annual Meeting.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Edge Therapeutics, Inc.

Notice of 2016 Annual Meeting of Stockholders

200 Connell Drive, Suite 1600, Berkeley Heights, NJ 07922
Proxy Solicited by Board of Directors for Annual Meeting – June 21, 2016

Sol J. Barer and Brian A. Leuthner, or either them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Edge Therapeutics, Inc. to be held on June 21, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted on appear on reverse side.)